Exhibit 10.16

July 22, 2003

Mr. Christopher Janish
Pinnacle Investment Partners, L.P.
The Trump Building
40 Wall Street, 33rd Floor
New York, New York 10005

Re:                             Series E Registration Penalties; Stratus Services Group, Inc. (“Stratus”)

Dear Mr. Janish:

As the authorized representative of Pinnacle Investments Partners, L.P. (“Pinnacle”), the majority holder of the Series E Preferred Stock, you advised Stratus, at a meeting with Stratus senior management held on July 9, 2003, of certain issues that the Series E shareholders had regarding registration penalties.

Specifically you advised that the Series E shareholders were claiming entitlement to certain penalties, pursuant to Paragraph 5(b) of the Stock Purchase Agreement (the “SPA”) executed by and among Stratus and each of the respective Series E investors, for failing to timely terminate the suspension of the S-1 Registration Statement filed by Stratus with the SEC on September 27, 2002, which was declared effective on October 25, 2002.

The Series E shareholders do not contend they are entitled to any penalty under Section 5(b) (i) of the SPA because the registration statement was timely filed.  They do contend, however, that, when the effectiveness of such Registration Statement was suspended on December 1, 2002, the Effective Date of a certain Asset Purchase Agreement (“APA”) between Stratus and Elite Personnel Services, Inc. (“Elite”), that Stratus failed to fulfill its obligations pursuant to Section 5(b)(ii) of the SPA to “use its best efforts to cause such suspension to terminate at the earliest possible date”.

The S-1 Registration Statement was suspended on December 1, 2002 due to the necessity of Stratus providing certain financial statements of the Elite business acquired.  Stratus filed such statements thereafter by virtue of a Form 8-K/A with the SEC on January 30, 2003.  The suspension of the Registration Statement has not been terminated.

While Stratus does not admit that it failed to fulfill its contractual obligations pursuant to the SPA to use such “best efforts” to terminate the suspension of the S-1, in the interest of amicably settling this matter, and for the further consideration of future investments by the Series E shareholders, including, but not limited to, Pinnacle, the parties have agreed to pay the sum of $447,735 to the Series E shareholders, as of July 31, 2003.  However, Pinnacle has agreed to receive these monies as additional shares of Series E preferred Stock, i.e., 4,477 shares.  Moreover, Pinnacle has also agreed to waive any rights to the accrued dividends on such Series E Preferred Stock, which amounted to $84,943 as of June 30, 2003 ($64,108 Pinnacle; $20,835 other investors).

By signing below, you acknowledge on behalf of the Series E shareholders, payment of such 4,477 shares of Series E Preferred Stock shall constitute payment in full for all amounts due and owing to the Series E shareholders through and including the date hereof.

Very truly yours,

/s/ Joseph J. Raymond
Joseph J. Raymond
Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Pinnacle Investment Partners, L.P.

By:	/s/ Christopher Janish
Name: Christopher Janish
Title: Fund Manager

cc:	Mr. Michael A. Maltzman
Mr. Jeffrey Raymond
Mr. Joseph J. Raymond, Jr.
Suzette Nanovic Berrios, Esq.